Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer David T. McGraw, Vice President – Finance and Chief Financial Officer Telephone 952-996-1674

Communications Systems, Inc. Reports

First Quarter 2010 Results

Minnetonka, MN — May 11, 2010 — Communications Systems, Inc. (NASDAQ: JCS) today reported financial results for its first quarter ended March 31, 2010.

For the three months ended March 31, 2010, net income was $1,331,000, or $0.16 per diluted share, on sales of $25,882,000. In 2009, the Company earned $1,223,000, or $0.15 per diluted share, on sales of $26,765,000.

Jeffrey K. Berg, President and CEO, commented: “We are pleased with our first quarter results.  While our revenues were adversely affected by difficult conditions in U.S. residential and commercial construction markets and a weak recovery from the global recession, particularly in Europe, we achieved improved bottom line results through careful management of expenses and increased sales of higher margin data communications and telecommunications products.”

David T. McGraw, Vice President of Finance and CFO, also commented: “Net cash used in operations for the first quarter ended March 31, 2010 was $1,127,000 compared to cash provided by operations of $2,606,000 in 2009. Accounts receivable increased approximately $2 million due to a significant increase in shipments at the end of the 2010 first quarter.  At March 31, 2010, CSI’s cash, cash equivalents and investments were $37,000,000 compared to $40,000,000 at December 31, 2009 which reflected payouts of previously accrued liabilities, including long-term incentive compensation covering a four-year period.  Finally, in the first quarter, the Company paid a $.14 per share dividend compared to a $.12 per share dividend for the comparable 2009 quarter.”

Further information regarding the Company’s results and related matters is provided in the Company’s Form 10-Q report for the quarter ended March 31, 2010 that is being filed tomorrow, May 12, 2010.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
Sales	$25,882,011	$26,764,958
Gross margin	10,515,061	9,779,444
Operating income	2,120,265	1,776,635
Income before income taxes	2,112,818	1,936,711
Income taxes	781,894	713,780
Net income	$1,330,924	$1,222,931

Basic net income per share	$0.16	$0.15
Diluted net income per share	$0.16	$0.15
Cash dividends per share	$0.14	$0.12

Average basic shares outstanding	8,356,873	8,316,753
Average dilutive shares outstanding	8,388,478	8,319,373

Selected Balance Sheet Data

	March 31, 2010	December 31, 2009

Total assets	$101,839,421	$102,913,694
Cash, cash equivalents and investments	37,109,134	40,069,291
Property, plant and equipment, net	13,377,814	13,321,825
Long-term liabilities	4,754,543	4,220,403
Stockholders’ equity	85,862,677	85,939,293